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Exhibit 99.1

Contacts:
George Sard/Jonathan Gasthalter/Renée Soto
Sard Verbinnen & Co.
(212) 687-8080

TCI AND 3G CAPITAL SEND LETTER TO CSX SHAREHOLDERS

NEW YORK, MAY 20, 2008 — The Children's Investment Fund Management (UK) LLP ("TCI") and 3G Capital Partners, LTD. ("3G" and together with TCI the "Group") today sent a letter to CSX shareholders in connection with the Group's solicitation of proxies to elect a minority slate of five highly qualified nominees to the 12-member CSX Board of Directors at its annual meeting on June 25, 2008.

The full text of the letter follows:

May 20, 2008

Dear Fellow CSX Shareholder,

TCI and 3G Capital, along with the five nominees we propose for election to CSX's board, collectively own over $2 billion of CSX stock (or 8.7% of the outstanding shares). In addition, through swap contracts we have economic exposure to CSX of an additional $3 billion, the economic equivalent of another 12.3% of CSX's outstanding shares. CSX is the largest investment for both TCI and 3G Capital — with over $5 billion of total economic exposure to the Company we, like you, want only what's best for CSX.

Over the last 18 months, we have attempted to meet with CSX management multiple times and, eventually, we tried to meet the incumbent board of directors to urge that both pursue options to increase the long-term value of CSX, including the establishment of more ambitious financial goals for CSX with specified productivity targets and a substantial increase to CSX's share repurchase program. We have also advocated adding more railroad experience to the board and suggested that CSX abandon its opposition to long-standing shareholder demands for the right to call a special meeting of shareholders (a right that was overwhelmingly supported by shareholders at CSX's 2007 annual meeting).

CSX claims our ideas are "ill-conceived" and "ill-inspired" — but looking at its actions it is clear the company recognizes our recommendations have merit. Since we began urging change in 2007, CSX has greatly expanded its share buyback program to $3 billion over two years (from $500 million over one year) and raised financial performance guidance by over 20% — and recently committed, for the first time, to $400 million in "targeted" productivity gains through 2010. CSX also now proposes to add a board member who has railroad operating experience. We don't care who takes credit for these achievements. We just want to see them happen.

But, we believe that more, much more, could have been achieved (and much sooner) if CSX's board and management had decided to work with us, instead of against us, in a joint effort to make CSX the best railroad in America. The opportunity is not lost, and we remain hopeful that the board and management of CSX will reach the same conclusion.

We believe CSX has the opportunity to achieve $2.2 billion in incremental annual productivity benefits within five years. We recently published a 79-page whitepaper that summarizes our views on CSX's potential (see www.strongercsx.com). CSX responded with an 84-page presentation of their own, rejecting most (if not all) of our ideas. After reading the two presentations, you will see that CSX's disagreement with us boils down to this: Should we look backward or forward? And, if forward, what standard should we hold CSX to? Our focus is on the future and making CSX the best railroad in America. We believe this will happen only if we continue to strive for it.

Putting aside the specifics, you will see that the two sides to this debate have one significant thing in common: we both believe there's a substantial opportunity for further improvement at CSX. What we are now debating is how much improvement is possible, precisely how and when, and which slate of directors will best help identify and realize CSX's potential.

As one of the largest owners of CSX, we welcome the opportunity for a productive dialogue on this topic, and our board nominees are very well qualified to add value to this discussion. To achieve the kind of improvements we see as possible — a productivity opportunity nearly five times greater than what management has committed to achieving — we'll need fresh thinking and greater railroad industry experience in the CSX boardroom. Our nominees, with over 50 years of railroad experience and the strength to be independent voices, will provide exactly that. In contrast, the five CSX directors that we seek to replace have average board tenure of 13 years and no railroad operating experience.

Our nominees will add another critical ingredient for effective boardroom deliberations — a significant investment in CSX — nearly 100 times the ownership interest of the directors we propose to replace, who own just 0.09% of CSX. It's important for you to know that — unlike you and us — over the past several years not a single CSX senior executive or incumbent director has actually purchased any CSX stock in the open market with his or her own money; they simply received grants of stock and options from CSX.

The fact is that over the past couple of years the senior executives at CSX have actually reduced their exposure to CSX. During the two-year period through 2007, the board and senior management of CSX were granted a total of approximately $34 million of CSX stock, but sold in aggregate about $40 million of CSX stock. We find this pattern disturbing. We'd prefer to see CSX's senior managers and directors investing in the future of CSX (ideally with their own money), just as you and we have done.

As a shareholder, the choice is yours — if you believe that CSX should strive for $2.2 billion in productivity gains instead of the $400 million proposed by management, if you believe CSX can and should be the best railroad in America, and if you believe the board will benefit from 50 years of railroad experience and the perspectives of large shareholders who are engaged because they have bought themselves a significant amount of CSX stock, then we urge you to support us and vote for the election of our nominees.

Please complete, sign, date and promptly mail the enclosed BLUE proxy card, using the postage-paid return envelope provided. If you have already returned your BLUE proxy card, you needn't take any further action. However, if you previously have returned the board's white proxy card, you have every right to change your vote by completing, signing and returning the BLUE proxy card today. If you have any questions or need assistance in voting your shares, please call D. F. King & Co., Inc., which is assisting TCI and 3G with the solicitation of proxies from CSX shareholders, toll-free at 1-800-967-7635.

Thank you for your consideration. We sincerely appreciate your support.

Very truly yours,

Chris Hohn Managing Partner, TCI	Alex Behring Managing Director, 3G Capital

A comprehensive white paper entitled "CSX: The Case for Change" that addresses critical questions regarding CSX's corporate governance and operational performance, as well as other important materials, is available at http://www.strongercsx.com, an informational website dedicated to the Group's efforts to improve productivity and enhance shareholder value at CSX.

About TCI

TCI is a London-based asset manager founded in 2003 which manages The Children's Investment Master Fund. TCI makes long-term investments in companies globally. The management company is authorized and regulated in the United Kingdom by the Financial Services Authority. The majority of TCI's profits go to The Children's Investment Fund Foundation, a non-profit organization focused on improving the lives of children living in poverty in developing countries.

About 3G

3G manages a private investment fund that invests in global equities and special situations. 3G Fund L.P. leverages its deep industry and operating expertise in different sectors to identify attractive, long-duration investment opportunities.

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THIS PRESS RELEASE IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. IT DOES NOT HAVE REGARD TO THE SPECIFIC INVESTMENT OBJECTIVE, FINANCIAL SITUATION, SUITABILITY, OR THE PARTICULAR NEED OF ANY SPECIFIC PERSON WHO MAY RECEIVE THIS PRESS RELEASE, AND SHOULD NOT BE TAKEN AS ADVICE ON THE MERITS OF ANY INVESTMENT DECISION. THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF THE CHILDREN'S INVESTMENT FUND MANAGEMENT (UK) LLP, THE CHILDREN'S INVESTMENT FUND MANAGEMENT (CAYMAN) LTD., THE CHILDREN'S INVESTMENT MASTER FUND, 3G CAPITAL PARTNERS LTD., 3G CAPITAL PARTNERS, L.P., 3G FUND L.P., CHRISTOPHER HOHN, ALEXANDRE BEHRING, GILBERT LAMPHERE, TIMOTHY O'TOOLE AND GARY WILSON (COLLECTIVELY, THE "PARTICIPANTS"), AND ARE BASED ON PUBLICLY AVAILABLE INFORMATION WITH RESPECT TO CSX CORPORATION .

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS ADDRESSED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES. YOU SHOULD BE AWARE THAT ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. THE PARTICIPANTS ASSUME NO OBLIGATION TO UPDATE THE FORWARD-LOOKING INFORMATION.

THE PARTICIPANTS RESERVE THE RIGHT TO CHANGE ANY OF THEIR OPINIONS EXPRESSED HEREIN AT ANY TIME AS THEY DEEM APPROPRIATE. THE PARTICIPANTS DISCLAIM ANY OBLIGATION TO UPDATE THE INFORMATION CONTAINED HEREIN.

THIS PRESS RELEASE DOES NOT RECOMMEND THE PURCHASE OR SALE OF ANY SECURITY. THE PARTICIPANTS INCLUDE FUNDS AND ACCOUNTS THAT ARE IN THE BUSINESS OF TRADING — BUYING AND SELLING — PUBLIC SECURITIES. IT IS POSSIBLE THAT THERE WILL BE DEVELOPMENTS IN THE FUTURE THAT CAUSE ONE OR MORE OF THE PARTICIPANTS FROM TIME TO TIME TO SELL ALL OR A PORTION OF THEIR SHARES IN OPEN MARKET TRANSACTIONS OR OTHERWISE (INCLUDING VIA SHORT SALES), BUY ADDITIONAL SHARES (IN OPEN MARKET OR PRIVATELY NEGOTIATED TRANSACTIONS OR OTHERWISE), OR TRADE IN OPTIONS, PUTS, CALLS OR OTHER DERIVATIVE INSTRUMENTS RELATING TO SUCH SHARES.

ALL CSX STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS FROM THE STOCKHOLDERS OF THE ISSUER FOR USE AT THE

2008 ANNUAL MEETING OF STOCKHOLDERS OF THE ISSUER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF THE ISSUER AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. INFORMATION RELATING TO THE PARTICIPANTS IS CONTAINED IN THE DEFINITIVE SCHEDULE 14A FILED BY THE PARTICIPANTS WITH THE SEC ON APRIL 28, 2008.

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  Exhibit 99.1